Exhibit 99.2

Venu Holding Corporation Breaks $17.1 Million in March Luxe FireSuite Sales

Shattering Company records and staying on pace for $200 million in 2025

Colorado Springs, CO- April 1, 2025- (BUSINESS WIRE) Venu Holding Corporation (“VENU” or the “Company”) (NYSE American: VENU), a developer, owner, and operator of upscale live music venues and premium hospitality destinations, reports $17.1 million in Luxe FireSuite sales for March, up 52% month-over-month. Following two record-setting months of increasing FireSuite sales at $10.4 million in January and $11.2 million February, momentum shows no signs of slowing. This surge is largely driven by the success of VENU’s newly structured financing model for fractional ownership, which continues to accelerate buyer demand.

Late February, VENU announced a new pathway to FireSuite ownership through structured financing. Offering accredited investors an opportunity to utilize structured payment plans to finance their purchase over time, and reducing the barrier to entry through up-front cash investment (requiring 25% down) this is making Luxe FireSuites accessible to a broader audience. This new program proved to the be catalyst to the increase in March sales.

“This month, we welcomed two types of buyers into the ownership family,” explained J.W. Roth Founder, Chairman, and CEO of VENU. “First, there were the folks who were definitely interested but had held off—mainly because they weren’t ready to put down the full $200,000 under the previous cash-only option. Thanks to our new financing model, they were finally able to jump in. Then there were the real estate-minded buyers—people who went all in, picking up two or three FireSuites to really maximize the benefits. The structured financing is gamechanging.”

The Company reported a 250% year-over-year increase in its fractional ownership sales, reaching $77.7 million in fiscal 2024 compared to $22.2 million in fiscal 2023. This substantial growth highlights the strong demand and accelerating market traction of VENU’s premium offerings—and with momentum building, the Company’s 2025 goal of $200 million appears well within reach with its expansion plans.

Expanding to Meet Booming Live Entertainment Demand

The global live entertainment market is projected to reach $79.7 billion by 2030, growing at a 16.1% CAGR (ResearchAndMarkets). VENU is at the forefront of this boom, operating premium entertainment venues in Colorado Springs, CO, and Gainesville, GA while actively building in underserved, high-demand markets—including Broken Arrow, OK (Tulsa Market), Oklahoma City, OK, El Paso, TX, and McKinney, TX (Dallas Market). With five additional new markets in the design and development phase, VENU is setting the stage for accelerating growth, solidifying its position as a leader in the luxury live entertainment space.

For more information on Luxe FireSuites ownership opportunities and financing options, visit venu.live

Source: Venu Holding Corporation

About Venu Holding Corporation

Venu Holding Corporation (“VENU”) (NYSE American: VENU), founded by Colorado Springs entrepreneur J.W. Roth, is a premier hospitality and live music venue developer dedicated to crafting luxury, artist-centric, experience-driven entertainment destinations. VENU’s campuses in Colorado Springs, Colorado, and Gainesville, Georgia, each feature Bourbon Brothers Smokehouse and Tavern, The Hall at Bourbon Brothers, and unique to Colorado Springs, Notes Eatery and the 9,570-seat Ford Amphitheater. Expanding with new multi-season Sunset Amphitheaters in Oklahoma and Texas, VENU’s upcoming large-scale venues will host between 12,500 and 20,000 guests, continuing VENU’s vision of redefining the premium live entertainment experience. Click here to view our company overview.

VENU has been recognized nationally by The Wall Street Journal, The New York Times, Denver Post, Billboard, VenuesNow, and Variety for its innovative and disruptive approach to live entertainment. Through strategic partnerships with industry leaders such as AEG Presents and NFL Hall of Famer and Founder of EIGHT Elite Light Beer, Troy Aikman, VENU continues to shape the future of the entertainment landscape. For more information, visit venu.live

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Media Relations

Chloe Hoeft

Venu Holding Corporation (“VENU”)

719-895-5470

choeft@venu.live

Investor Relations

Dave Gentry

RedChip Companies, Inc.

1-407-644-4256

VENU@redchip.com